Exhibit 99.1

Acquiring Entities of Properties Previously Purchased by Jacob Frydman and Affiliates

PROPERTY	LEGAL NAME OF ACQUIRING ENTITY
Ashton Park, Route 9 & Old Post Rd Poughkeepsie, NY	WA Route 9, LLC
319 Main Street Poughkeepsie, NY	WA 319 Main, LLC
442 Civic Center Dr Augusta, ME	442 Civic Center Acquisitions, LLC
Medwick Marketplace Medina, OH	Surrey Medwick Acquisition, LLC
Waterfront Square, 143 Montgomery St Albany, NY	CW Montgomery, LLC
116 Pine St Harrisburg, PA	Pine Street, LLC
299 Main St Poughkeepsie, NY	299 Main Dev, LLC
325 Main St Poughkeepsie, NY	325 Main Dev, LLC
58 Parker Ave Poughkeepsie, NY	Parker Note Acquisition, LLC
DHL Center, 500 Tenth Avenue New York, NY	500 Lincoln, LLC
The Plaza at Sawmill Place Columbus, OH	Surrey Sawmill Acquisition, LLC
Global Crossing Building, 636 Eleventh Avenue New York, NY	636 Eleventh Associates LLC
River's Edge Lloyd, NY	WA Lloyd, LLC
University Place, 385 McDonald Avenue Brooklyn, NY	McDonald Ave Acquisition, LLC
Forest Oaks - Mount Airy, NC	Surrey Forest Oaks, LLC
Inverness Regional Shopping Center Inverness, FL	Surrey Inverness, LLC
700 North Delaware Philadelphia, PA	700 North Delaware, LLC
Foundren Southwest Village Houston, TX	Surrey Fondren Investors, LLC
Two Dag Hammarskjöld Plaza, 866 Second Avenue New York, NY	866 Dag Associates LP
Aetna Building, 151 William Street New York, NY	Williams And Fulton Associates LP
Courthouse Square 150 Grand Street, White Plains, NY	150 Grand LLC
Savoy Little Neck, 1555 Little Neck Parkway Queens, NY	Savoy Little Neck Associates LP
Liberty Village, Campbell Mountain Road Lynchburg, VA	Liberty Village Associates LP
Savoy Brick Township, 280 Drum Point Road Brick, NJ	Savoy Senior Housing Corporation
JC Studios, Avenue "M" Brooklyn, NY	J.C.S. Realty, LLC
Savoy Staten Island, 801 Narrows Road Staten Island, NY	Savoy At Staten Island LP
Lake Diamond, 20 Golf View Drive Ocala, FL	Lake Diamond Associates, LLC